Exhibit 99

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 19, 2010
(218) 628-2217
IKONICS REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
DULUTH, MN — IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, reported sales for 2009 of $15,122,000, a 4.6% decrease compared to 2008. Income from operations declined by 10% for the year to $870,000. Cash provided by operations grew by 22% to $1,374,000 over 2008. Reported income for the year was adversely affected by the $919,000 write off of the Company’s investment in Imaging Technology International (iTi). After the write off, the loss for the year was $307,000 or $0.16 per share compared to income of $814,000 or $0.40 per share for 2008. The iTi write off was a non-cash event, and cash and cash equivalents grew by 45% during the year to $1,305,000.
Sales for the fourth quarter declined by 1.5% to $3,851,000, while earnings increased by 80% to $202,000 or $0.10 per share.
Bill Ulland, IKONICS CEO said, “Between the recession and the iTi failure, 2009 was a turbulent year for the Company. However, we remain financially very strong with no long term debt and a very healthy balance sheet. We made progress during the year on our new initiatives; we have now placed a digital texturing printer at a beta site where it is operating above expectation and is generating ongoing sales for us in ink jet fluids and substrates. We have found a replacement supplier for the digital texturing printer that is a much stronger and more experienced manufacturer. Recoveries in the aerospace and electronics industries are helping our other new initiatives. Our screen-print stencil business remains steady while the awards and recognition sector continues to be soft. On balance, I believe 2010 will be a good year for IKONICS, and that we have come out of 2009 a better company and a stronger competitor in our various markets.”
This press release contains forward-looking statements regarding sales, gross profits, net earnings, and new products and businesses that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, the ability to control costs without impacting growth as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

IKONICS Corporation
CONDENSED STATEMENTS OF OPERATIONS
For the Three Months and Twelve Months Ended December 31, 2009 and 2008

	Three Months Ended		Twelve Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Net sales	$3,851,241	$3,910,794	$15,121,617	$15,854,484
Cost of goods sold	2,229,117	2,429,329	9,054,771	9,228,187

Gross profit	1,622,124	1,481,465	6,066,846	6,626,297
Operating expenses	1,290,223	1,344,302	5,197,195	5,655,925

Income from operations	331,901	137,163	869,651	970,372
Gain on sale of investment	—	—	29,762	24,550
Loss on investment	—	—	(918,951)	—
Interest income	2,988	2,950	8,178	90,212

Income (loss) before income taxes	334,889	140,113	(11,360)	1,085,134
Income tax expense	132,747	27,887	296,000	271,000

Net income (loss)	$202,142	$112,226	$(307,360)	$814,134

Earnings (loss) per common share-diluted	$0.10	$0.06	$(0.16)	$0.40

Average shares outstanding-diluted	1,969,420	2,005,053	1,973,739	2,053,733
CONDENSED BALANCE SHEETS
As of December 31, 2009 and 2008

	12/31/09	12/31/08
Assets
Current assets	$6,417,488	$5,562,130
Property, plant and equipment, net	5,234,244	5,602,063
Investment in non-marketable equity securities	—	918,951
Intangible assets	345,540	403,285

	$11,997,272	$12,486,429

Liabilities and Stockholders’ Equity
Current liabilities	$809,186	$909,789
Deferred income taxes	162,000	143,000
Long term debt	—	—
Stockholders’ equity	11,026,086	11,433,640

	$11,997,272	$12,486,429

CONDENSED STATEMENTS OF CASH FLOW
For the Twelve Months Ended December 31, 2009 and 2008

	12/31/09	12/31/08
Net cash provided by operating activities	$1,374,112	$1,125,668
Net cash used in investing activities	(847,420)	(1,003,504)
Net cash used in financing activities	(123,844)	(450,446)

Net increase (decrease) in cash	402,848	(328,282)
Cash at beginning of period	901,738	1,230,020

Cash at end of period	$1,304,586	$901,738